Exhibit 99.2

Transave, Inc.
(A Development Stage Company)
Index to Financial Statements

Contents

Unaudited Balance Sheets as of December 31, 2009 and September 30, 2010
Unaudited Statements of Operations for the Nine Months Ended
September 30, 2009 and 2010 and the Period From May 27, 1997 (Inception) to September 30, 2010
Unaudited Statements of Cash Flows for the Nine Months Ended September 30 2009 and 2010 and the Period From May 27, 1997 (Inception) to September 30, 2010
Notes to Unaudited Financial Statements

Transave, Inc.
(A Development Stage Company)
Balance Sheets (Unaudited)

	September 30 December 31
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$1,209,339	$2,745,210
Prepaid expenses and other current assets	43,324	90,260
Total current assets	1,252,663	2,835,470

Fixed assets, net of accumulated depreciation	1,238,333	1,719,325
Deferred financing fees	99,992	176,457
Other assets	90,616	90,616
Total assets	$2,681,604	$4,821,868

Liabilities and stockholders’ deficiency
Current liabilities:
Accounts payable	$2,925,850	$1,616,418
Accrued expenses	1,778,494	2,058,431
Capital lease payable	80,081	136,068
Venture debt (current portion)	5,054,470	4,487,297
Total current liabilities	9,838,895	8,298,214

Capital lease payable, net of current maturity	106,094	131,220
Warrant liability	3,867,913	1,633,064
Convertible notes	17,659,680	5,027,070
Venture debt	3,274,376	7,009,941

Series A, 7% noncumulative redeemable convertible preferred stock, $0.001 par value; 5,733,884 shares authorized; 3,935,374 shares issued and outstanding; liquidation preference $1,318,350 at September 30, 2010 and December 31, 2009, respectively	2,636,700	2,636,700
Series B, 7% noncumulative redeemable convertible preferred stock, $0.001 par value; 17,779,414 shares authorized; 17,165,733 shares issued and outstanding; liquidation preference $6,866,293 at September 30, 2010 and December 31, 2009, respectively	13,728,486	13,715,051
Series C, 7% noncumulative redeemable convertible preferred stock, $0.001 par value; 69,682,941 shares authorized; 68,588,096 shares issued and outstanding; liquidation preference $19,890,548 at September 30, 2010 and December 31, 2009, respectively	39,455,060	39,263,763
Series D, 7% noncumulative redeemable convertible preferred stock, $0.001 par value, 275,248,761 shares authorized; 180,895,692 shares issued and outstanding; liquidation preference $36,197,228, at September 30, 2010 and December 31, 2009, respectively	36,023,388	35,978,395

Stockholders’ deficiency:
Common stock, $0.001 par value; 532,468,000 shares authorized, 22,433,903 and 22,073,867 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	22,464	22,434
Additional paid-in capital	8,774,752	8,525,378
Deficit accumulated during the development stage	(132,706,226)	(117,417,957)
Accumulated other comprehensive (loss) income	22	(1,405)
Total stockholders’ deficiency	(123,908,988)	(108,871,550)
Total liabilities and stockholders’ deficiency	$2,681,604	$4,821,868

See accompanying unaudited notes.

Transave, Inc.
(A Development Stage Company)
Statements of Operations (Unaudited)

	Nine Months Ended September 30		Period From May 27, 1997 (Inception) to September 30,
	2010	2009	2010

Grant and other revenue	$–	$1,625,000	$4,055,791

Operating expenses:
Research and development	8,616,033	14,713,454	100,104,518
General and administrative	2,579,305	2,836,011	26,049,380
Other expense	642,056	169,896	987,724
Total operating expenses	11,837,394	17,719,361	127,141,622

Loss from operations	(11,837,394)	(16,094,361)	(123,085,831)

Interest expense	(3,546,753)	(1,226,374)	(6,891,799)
Interest income	1,578	2,261	1,347,256
Other income	4,220	–	4,220
Change in fair value of warrant liability	329,571	(54,070)	892,678
Loss before income tax benefit	(15,048,778)	(17,372,544)	(127,733,476)

Income tax (expense) benefit	10,233	(20,863)	2,538,922
Net loss	$(15,038,545)	$(17,393,407)	$(125,194,554)

See accompanying unaudited notes.

Transave, Inc.
(A Development Stage Company)
Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30		Period From May 27, 1997 (Inception) to September 30,
	2010	2009	2010
Cash flows from operating activities
Net loss	$(15,038,545)	$(17,393,407)	$(125,194,554)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	480,962	493,520	2,845,556
Gain on sale of fixed assets	(4,220)	–	(4,220)
Stock-based compensation to employees	248,204	245,877	1,351,877
Issuance of common stock for services	–	7,435	88,065
Series D preferred stock issued in connection with licensing agreement	–	–	1,197,229
Warrant costs in connection with operating lease	–	–	10,814
Warrant costs in connection with bridge financing	–	–	462,722
Loss on abandonment of leasehold improvements	–	–	12,791
Change in fair value of warrant liability	(329,571)	54,070	(892,678)
Amortization of debt issuance cost	143,734	33,649	230,445
Noncash interest expense, net	1,669,452	110,143	2,208,234
Changes in operating assets and liabilities:
Grant receivable	50,000	–	–
Prepaid expenses and other current assets	(70,332)	27,232	(220,086)
Other assets	–	–	(90,616)
Accounts payable and accrued expenses	1,029,495	(298,496)	4,720,364
Net cash used in operating activities	(11,820,821)	(16,719,977)	(113,274,057)

Cash flows from investing activities
Purchase of marketable securities	–	–	(1,202,113)
Sale of marketable securities	–	–	1,281,713
Proceeds from the sales of fixed assets	4,250	–	4,250
Purchases of fixed assets	–	(186,617)	(2,863,833)
Net cash used in investing activities	4,250	(186,617)	(2,779,983)

Cash flows from financing activities
Proceeds from issuance of convertible notes, net	13,637,720	–	25,508,667
Proceeds from issuance of preferred stock, net	–	421,074	84,321,289
Proceeds from issuance of common stock, net	1,200	1,967	109,629
Proceeds from venture debt, net	–	–	12,339,214
Payment of venture debt, net	(3,278,535)	(216,290)	(3,933,778)
Payment of capital lease, net	(81,113)	(72,753)	(1,046,698)
Net cash provided by financing activities	10,279,272	133,998	117,298,323

Effect of exchange rate differences on cash and cash equivalents	1,428	(19,765)	(34,944)

Net increase (decrease) in cash and cash equivalents	(1,535,871)	(16,792,361)	1,209,339
Cash and cash equivalents at beginning of period	2,745,210	18,838,213	–
Cash and cash equivalents at end of period	$1,209,339	$2,045,852	$1,209,339

Supplemental schedule of noncash financing and investing activities
Issuance of shares for intellectual property	$–	$–	$6,000
Issuance of shares for offering costs	$–	$–	$47,642
Conversion of Series D pay-to-play	$–	$–	$1,672,143
Assets acquired from capital lease obligations	$–	$–	$1,349,005
Interest paid in cash	$903,500	$1,116,231	$3,654,464
Warrants issued in connection with Venture debt	$–	$–	$526,087
Warrants issued in connection with Convertible Note	$2,564,420	$–	$3,707,831

See accompanying unaudited notes.

Transave, Inc.
(A Development Stage Company)
Notes to Unaudited Financial Statements
September 30, 2010

1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Transave, Inc. (the Company) was incorporated in the state of Delaware on May 27, 1997. The Company is engaged in research and development related to the creation of a unique lipid and liposome platform technology for the treatment of lung diseases. The Company is considered a development stage enterprise as defined by ASC 915, Development Stage Entities.

Liquidity

The Company has incurred significant losses from operations since its inception and expects losses to continue for the foreseeable future during its development phase. The Company’s success depends primarily on the successful development and regulatory approval of its product candidates. For the nine months ended September 30, 2010, the Company incurred a net loss of approximately $15 million and a use of cash in operating activities of approximately $11.8 million. From May 27, 2007 (inception) through September 30, 2010, the Company had a deficit accumulated during the development stage of approximately $132.7 million. Also, at September 30, 2010, the Company’s current assets totaled approximately $1.3 million compared to current liabilities of $9.8 million resulting in a working capital deficiency of approximately $8.5 million.

The Company expects its research and development expenses to increase in connection with its lead compound ARIKACE ™ Phase III clinical trials for cystic fibrosis and bronchiectasis patients that have Pseudomonas lung infections and non-TB mycobacteria lung infections.  As a result, the Company expects to continue to incur significant and increasing operating losses for the foreseeable future.

The Company’s cash requirements have been funded primarily through sales of its redeemable convertible preferred stock, convertible promissory notes and venture loans. In October and November 2009, the Company completed two convertible note financing closings. In February 2010, June 2010 and September 2010 the Company completed additional closings of convertible note financing. The Company has an agreement with existing investors on financing terms for an additional $4 million of funds at September 30, 2010. Subsequent to September 30, 2010, two draws of $2 million occurred on October 15, 2010 and November 19, 2010.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company’s ability to continue as a going concern is dependent on its ability to raise additional capital to fund its research and development and commercial programs and meet its obligations on a timely basis. If the Company is unable to successfully raise sufficient additional capital, through future sales of its redeemable convertible preferred stock, convertible promissory notes and venture loans, the Company will likely not have sufficient cash flows and liquidity to fund its business operations, which could significantly limit its ability to continue as a going concern. The inability to secure additional capital could have a material adverse effect on the Company, including the possibility that the Company could have to cease operations.

Basis of Presentation

The accompanying financial information as of September 30, 2010 and for the nine months ended September 30, 2009 and 2010 has been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The December 31, 2009 balance sheet was derived from audited financial statements, but does not include all disclosures required by U.S. generally accepted accounting principles. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the 2009 annual financial statements and the notes thereto, included elsewhere in this filing.

In the opinion of management, the unaudited financial information as of September 30, 2010 and for the nine months ended September 30, 2009 and 2010 reflects all adjustments, which are normal recurring adjustments, necessary to present a fair statement of financial position, results of operations and cash flows. The results of operations for the nine months ended September 30, 2010 are not necessarily indicative of the operating results for the full fiscal year or any future periods.

Use of Estimates

The preparation of the financial statements and related disclosures in conformity with accounting principles generally accepted in the United States (U.S. GAAP) requires management to make estimates and judgments that affect the amounts reported in the financial statements and accompanying notes. The Company bases its estimates and judgments on historical experience and on various other assumptions that it believes are reasonable under the circumstances. The amounts of assets and liabilities reported in the Company’s balance sheets and the amounts of revenues and expenses reported for each of the periods presented are affected by estimates and assumptions, which are used for, but not limited to, the accounting for revenue recognition, stock-based compensation, income taxes, loss contingencies and accounting for research and development costs. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains a cash account in the United Kingdom which is translated at each balance sheet date.

Fair Value of Financial Instruments

In September 2006, ASC 820 was issued, Fair Value Measurement and Disclosures. The Company adopted ASC 820 on January 1, 2008. ASC 820 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and establishes a hierarchy that categorizes and prioritizes the inputs to be used to estimate fair value. ASC 820 also expands financial statement disclosures about fair value measurements. ASC 820 describes the following three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 that are observable for the asset or liability, either directly or indirectly, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

A summary of the fair value of the Company’s financial assets (allocated by Level) as of September 30, 2010 and December 31, 2009 is as follows:

	Fair Value as of September 30, 2010
	Level 1	Level 2	Level 3	Total
Money market funds/cash and cash equivalents	$203,143	$–	$–	$203,143
Warrant liabilities	–	–	(3,867,913)	(3,867,913)

	Fair Value as of December 31, 2009
	Level 1	Level 2	Level 3	Total
Money market funds/cash and cash equivalents	$1,033,066	$–	$–	$1,033,066
Warrant liabilities	–	–	(1,633,064)	(1,633,064)

Fair value is estimated using an option-pricing model, which includes variables such as the expected volatility based on guidelines public companies, the preferred stock value, and the estimated time to a liquidity event. Below is a roll-forward of the Level 3 Liabilities, which reflects the change in fair value of the warrant liability during the first nine months of 2010, which is associated with the warrants issued in connection with the issuance of multiple financing.

Level 3 Liabilities

Warrant Liabilities

Balance January 1, 2009	$(568,182)
Issuances of warrants	–
Unrealized (gains) losses due to fair value change	(54,070)
Balance, September 30, 2009	(622,252)

Balance January 1, 2010	(1,633,064)
Issuances of warrants	(2,564,420)
Unrealized (gains) losses due to fair value change	329,571
Balance, September 30, 2010	$(3,867,913)

The significant assumptions used in preparing the option pricing model for valuing the Company’s warrants as of September 30, 2010 include (i) volatility (66.0%), (ii) risk free interest rate (estimated using treasury constant maturities with useful life of 5 years and interest rate of 1.27%), (iii) strike price (ranging from $0.20 to $0.80), (iv) fair value of preferred shares ($0.2001), and (v) expected life (ranging from 1.13 to 10.0 years).

Fixed Assets

Fixed assets are stated at cost, less accumulated depreciation and amortization. Depreciation for fixed assets is provided using the straight-line method over the estimated useful lives of the respective assets, generally three to ten years. Leasehold improvements are amortized over the shorter of the life of the asset or the lease term.

Deferred Financing Costs

Deferred financing costs include costs directly attributable to the Company’s debt offering. These costs are deferred and are capitalized. Costs attributable to the debt financing are amortized to interest expense over the term of the financing. During nine months ended September 30, 2009, the Company expensed $214,225 of deferred financing fees associated with the Company’s venture debt. The Company had approximately $99,992 in other assets associated with debt financings as of September 30, 2010.

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentration of credit risk consist primarily of cash and cash equivalents. The Company maintains its cash and cash equivalents in bank accounts, which, at times, exceed federally insured limits. The Company has not recognized any losses from credit risks on such accounts during any of the periods presented. The Company believes it is not exposed to significant credit risk on cash and cash equivalents.

Stock-Based Compensation

The Company stock options are governed by its Amended and Restated 2000 Stock Incentive Plan, as amended February 9, 2010 (the Stock Option Plan), which is described more fully in Note 8. On January 1, 2006, the Company adopted the fair value recognition provisions of ASC 718, Stock Compensation, using the prospective transition method. Under the prospective transition method, compensation expense is recognized in the financial statements on a prospective basis for all shared-based payments granted subsequent to January 1, 2006, based upon grant-date fair value estimated in accordance with the provisions of ASC 718.

Foreign Currency Translation

The gains and losses resulting from the changes in exchange rates from year to year have been translated into U.S. dollars and reported in other comprehensive loss. All asset and liability accounts have been translated using the exchange rates in effect at the balance sheet date. Income statement amounts have been translated using the average exchange rate for the year. As of September 30, 2010 and December 31, 2009, the accumulated unrealized foreign exchange translation gain (loss) included in other comprehensive gain (loss) was $22 and $(1,405), respectively.

Comprehensive (Loss)

The Company applies the provisions of ASC 220, Comprehensive Income. Comprehensive loss is defined to include all changes in equity, except those resulting from investments by stockholders and distribution to stockholders, and is reported in the statement of stockholders’ equity. Comprehensive loss as of September 30, 2010 and December 31, 2009 is as follows:

	September 30,		Period from May 27, 1997 (Inception) to September 30,
	2010	2009	2009

Net loss	$(15,038,545)	$(17,393,407)	$(125,194,554)
Foreign currency translation adjustment	1,428	(19,765)	22
Total comprehensive loss	$(15,037,117)	$(17,413,172)	$(125,194,532)

Grant Revenue Recognition

Payments received under contracts to fund certain research activities are recognized as revenue in the period in which the research activities are performed.

Redeemable Convertible Preferred Stock

The carrying value of redeemable convertible preferred stock is increased by periodic accretions so that the carrying amount will equal the redemption amount at the earliest redemption date.

Warrants

The Company accounts for its warrants to purchase redeemable convertible preferred stock in accordance with ASC 480, Distinguishing Liabilities From Equity. ASC 480 requires that a financial instrument, other than an outstanding share, that, at inception, is indexed to an obligation to repurchase the issuer’s equity shares, regardless of the timing of the redemption feature, and may require the issuer to settle the obligation by transferring assets be classified as a liability. The Company measures the fair value of its warrant liability using an option pricing model with changes in fair value recognized as a change in warrant liability which is reflected in the statement of operations. The value of the warrant liability at issuance was $4,761,530. The value as of September 30, 2010 was $3,867,913.

Long-Lived Assets

Long-lived assets to be held and used are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. In the event that such cash flows are not expected to be sufficient to recover the carrying amount of the assets, the assets are written down to their estimated fair values. Long-lived assets to be disposed are reported at the lower of the carrying amount or fair value less cost to sell.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development expense consists primarily of costs related to personnel, including salaries and other personnel-related expenses, consulting fees and the cost of facilities and support services used in drug development. All research and development costs are charged to operations as incurred in accordance with ASC 730, Research and Development.

Income Taxes and Other Related Accounts

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the amounts of existing assets and liabilities carried on the financial statements and their respective tax bases and the benefits arising from the realization of operating loss and tax credit carryforwards.

Deferred tax assets and liabilities are measured using tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is established when it is more likely than not that a deferred tax asset will not be realized.

On January 1, 2009, the Company adopted the authoritative guidance on accounting for and disclosure of uncertainty in tax positions which prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. The Company has no uncertain tax positions as of September 30, 2010 that qualify for either recognition or disclosure in the financial statements under this new guidance.

2. Research Funding Agreement

During 2009 and 2005, the Company entered into a research funding agreements with Cystic Fibrosis Foundation Therapeutics, Inc. (CFFT) where the Company received $2.2 million and $1.7 million for each respective agreement in research funding for the development of its Arikace™ (formerly known as SLIT™ Amikacin) product. If Arikace™ becomes an approved product in the United States, the Company will owe a “royalty payment” to CFFT of up to $13.4 million that is payable over a three-year period after approval as a commercialized drug in the United States. Furthermore, if certain sales milestones are meet within 5 years of the drug commercialization approval in the United States, the Company would owe an additional $3.9 million in additional “royalty payment.” Since there is significant development risk associated with Arikace™, the Company has not accrued the royalty obligations. In addition, the Company is recording the research funding payments over the expected performance periods, which is each phase of development, as defined in the CFFT contract.

3. Fixed Assets

Fixed assets consist of the following:

	September 30,	December 31,
	2010	2009

Equipment	$2,999,765	$3,002,263
Furniture and fixtures	101,768	101,768
Leasehold improvements	979,286	979,286
	4,080,819	4,083,317
Less accumulated depreciation and amortization	(2,842,486)	(2,363,992)
Fixed assets, net	$1,238,333	$1,719,325

Fixed assets include equipment held under capital lease obligations with an approximate net carrying value at September 30, 2010 and December 31, 2009 of $141,469 and $287,062, respectively.

4. Leases

Operating Leases

The Company leases its laboratory and office space located in Monmouth Junction, New Jersey under an operating lease arrangement. The Company’s office and laboratory space lease will expire on November 30, 2011. Also, the Company leases miscellaneous equipment which will expire throughout 2011. Rental expense was approximately $400,388 and $400,388 for the nine months ended September 30, 2010 and 2009 respectively.

Capital Leases

In 2008, the Company entered into two equipment lease agreements totaling $221,301 for equipment purchases with an effective interest rate of approximately 9.9%. All draws on this financing arrangement are collateralized by the equipment purchased.

Total annual future minimum lease payments at September 30, 2010 are as follows:

	Capital	Operating
	Leases	Leases
Year Ending December 31:
2010 (3 months beginning October 1, 2010)	$22,129	$169,240
2011	91,035	593,291
2012	55,819	5,880
2013	37,576	980
2014	–	–
Total minimum lease payments	206,559	$769,391
Less amount representing interest	(20,384)
Present value of minimum lease payments	186,175
Less amount due within one year	(80,081)
Long-term portion	$106,094

5. Debt Financing

Venture Debt

During 2008, the Company entered into a $12,500,000 venture loan and security agreement and borrowed $7,500,000 and $5,000,000 on August 27, 2008 and December 22, 2008, respectively. The principal amount outstanding under this loan agreement bears interest at 11.75% per annum. Principal repayments on the loans begin October 1, 2009 and February 1, 2010, respectively. The loans are scheduled to mature on February 29, 2012 and July 1, 2012, respectively. In connection with this loan agreement, the Company granted the lender a first-priority security interest on all of the Company’s assets, except for intellectual property.

In connection with this loan agreement, the Company entered into a warrant agreement, under which the lender has the right to purchase 3,748,125 shares of the Company’s Series D redeemable convertible preferred stock with an exercise price of $0.2001. The warrants became exercisable upon issuance. See Note 6 for further description.

The scheduled debt payments as of September 30, 2010 are as follows:

Year Ending December 31:
2010 (3 months beginning October 1, 2010)	$1,208,762
2011	5,204,404
2012	2,153,056
2013	–
Thereafter	–
Total	$8,566,222

The Company is in compliance with all of its loan and security agreement covenants as of September 30, 2010.

Convertible Notes

In October 2009, the Company entered into an agreement for a $12,000,000 convertible promissory note financing. The first closing occurred on October 26, 2009 and November 23, 2009 amounting to $5,870,946. The second closing in the amount of $6,129,054 occurred on February 23, 2010.

In June 2010, the Company entered into a new note agreement for additional convertible promissory note financing. This second round of convertible note financing closed on June 16, 2010 and July 13, 2010 raising $5,508,666.

In September 2010, the Company entered into a new note agreement for convertible promissory note financing for up to $6,000,000 in total. Three closings for $2,000,000 each occurred on September 17, 2010, October 15, 2010 and November 19, 2010.

The principal amount of outstanding of the convertible promissory notes (“Notes”) under the agreements bears interest at 10.0% per annum. The principal and unpaid interest on the Notes shall be convertible into shares of the Company’s Series D redeemable convertible preferred stock (“Series D Preferred Stock) (or the latest series of convertible preferred stock at the time of the conversion) at the earlier of (i) the written election, on or after March 31, 2011, of the holders of 62.5% in interest of the then outstanding principal under the Notes, (ii) the Company’s equity securities issued in a transaction or series of related transactions with aggregate gross proceeds of at least $10,000,000, excluding conversion of any of the Notes (the “Next Equity Financing”), (iii) the closing of a Liquidity Equity or the initial public offering of the Company’s common stock. Each Note shall (i) be automatically converted into shares of the Next Equity Financing, or (ii) be converted, at the election of the Requisite Lenders at any time after March 31, 2011, into shares of the Company’s Series D Preferred Stock (or the latest series of convertible preferred stock at the time of the conversion) or (iii) be automatically converted immediately prior to a Liquidity Event or the initial public offering of the Company’s common stock into shares of the Company’s Series D Preferred Stock (or the latest series of convertible preferred stock at the time of the conversion). The conversion price is $0.2001 per share (or the conversion price of the latest series of convertible preferred stock at the time of the conversion).

In connection with the convertible note financings, the Company entered into warrant agreements to issue Series D redeemable convertible stock with an exercise price of $0.2001 per share equal to the sum of 25.0 percent of the principal amount of the Notes issued divided by the Share Price. The total number of warrants issued from the first closing of the October 2009 agreement through September 2010 was 24,371,165 (see Note 6).

6. Warrants

During 2002 in connection with a bridge loan prior to the Series B financing, the Company issued warrants to purchase 75,000 shares of Series B redeemable convertible preferred stock at $0.80 per share. The Company recorded the warrants at the date of issuance as a component of issuance costs. These warrants will expire upon either a change in control or June 30, 2012, whichever is earlier. The value of these warrants was $578 on September 30, 2010 and $1,815 on December 31, 2009.

During 2003, the Company issued warrants to purchase 13,518 shares of common stock in connection with its capital lease financing. These warrants will expire on December 31, 2013. The warrant was fully vested at issuance and was valued at $3,998 and recorded as a component of interest expense. In addition, the Company also issued warrants to purchase 273,773 shares of common stock in connection with the renewal of its facility lease. These warrants vest over a three-year period with escalating exercise prices starting at $1.00 per common share. The value of the vested warrants was $10,814 and was recorded as a component of general and administrative expense. These warrants will expire upon a change in control or January 31, 2013, whichever is earlier.

During 2005, in connection with a bridge loan prior to the Series C financing, the Company issued warrants to purchase 1,034,474 shares of Series C redeemable convertible preferred stock at $0.58 per share. The value of the warrant liability at issuance was $411,000. The value of the warrants as of September 30, 2010 and December 31, 2009, calculated using an option pricing model, was $207 and $10,841, respectively. These warrants will expire on February 17, 2011. During 2006, 2,036 shares of the Series C warrants were exercised at $0.58 per share.

In August and December 2008 in connection with its venture debt financing, the Company issued 2,248,875 and 1,499,250 shares of Series D redeemable convertible preferred stock at $0.2001 per share, respectively. The value of the warrant liability at issuance was $526,087. The value of the warrants as of September 30, 2010 and December 31, 2009, calculated using an option pricing model was $416,642 and $483,433, respectively. The warrants will expire on August 27, 2015 and December 22, 2015.

In 2009 and 2010 in connection with the issuance of its convertible promissory notes (“Notes”), the Company issued warrants that are currently exercisable into Series D redeemable convertible preferred stock at $0.2001 per share, respectively (or the latest series of convertible preferred stock at the time of the conversion). The each warrant has a term of 10 years from its respective issue date (the issue date of each warrant corresponding respectively to the issue date of the corresponding tranche of the Notes).

As of September 30, 2010, the Company has outstanding warrants as follows:

Series B preferred stock	75,000
Series C preferred stock	1,032,438
Series D preferred stock	3,748,125
Convertible promissory notes (convertible into Series D preferred stock)	24,371,165
Common stock	295,119

7. Capital Structure

As of September 30, 2010, the Company had reserved shares of common stock for issuance as follows:

Exercise of common stock options	47,466,760
Conversion of Series A preferred stock	7,002,739
Conversion of Series B preferred stock	34,276,620
Conversion of Series C preferred stock	110,555,832
Conversion of Series D preferred stock	180,895,692
Exercise of common stock warrants	295,119

Redeemable Convertible Preferred Stock

At September 30, 2010, the Company is authorized to issue 5,733,884 shares of Series A redeemable convertible preferred stock (Series A), 17,779,414 shares of Series B redeemable convertible preferred stock (Series B), 69,682,941 shares of Series C redeemable convertible preferred stock (Series C), and 275,248,761 shares of Series D redeemable convertible preferred stock (Series D).

8. Capital Structure

Stock Option Plan

In December 2000, the Board of Directors approved and adopted the 2000 Stock Option Plan (the Stock Option Plan), as amended. On December 14, 2007, an amendment was passed increasing the total number of shares of common stock available for awards from 16,034,447 to 44,074,105. On February 9, 2010, an amendment was passed increasing the total number of shares of common stock available for awards from 44,074,105 to 54,091,012. Stock options granted under the Stock Option Plan may be incentive stock options or nonstatutory stock options. Incentive stock options may be granted to employees with exercise prices of no less than the fair value, and nonstatutory options may be granted to employees or consultants at exercise prices of no less than fair value of the common stock on the grant date, as determined by the Board of Directors. If, at the time the Company grants an option, the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the option price shall be at least 110% of the fair value. Options expire no more than ten years after the date of grant or earlier if employment is terminated.

In addition, in connection with the Stock Option Plan certain employees and consultants may receive restricted stock. The employee is entitled to all of the rights of a shareholder unless otherwise specified. Upon termination of employee’s employment or consultant’s contract for services, any unvested restricted stock is forfeited.

As a result of the adoption of ASC 718, both loss from operations and net loss for the nine months ended September 30, 2010 and September 30, 2009 include incremental stock-based compensation expense of $248,204 and $245,877 respectively. Prior to the adoption of ASC 718, the Company accounted for stock-based compensation under the recognition and measurement provision of APB No. 25, Accounting for Stock Issued to Employees, and related interpretations.

Upon adoption of ASC 718, the Company selected the Black-Scholes option pricing model as the most appropriate model for determining the estimated fair value of the stock-based awards. The fair value is then amortized on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. Use of a valuation requires management to make certain assumptions with respect to model inputs. Expected volatility was calculated based on an average of historical information of similar public entities for which historical information was available. The expected life was determined using the short-cut approach as described in SAB 107, which is the midpoint between the vesting date and the end of the contractual term. The risk-free interest rate is based on the market yield on U.S. Treasury securities at five-year constant maturity. Forfeitures are estimated based on a historical percentage of actual option forfeitures. The weighted-average assumptions used in the Black-Scholes option pricing model are as follows:

	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2009

Expected price volatility	66.0%	73.15%
Risk-free interest rate	1.27%	2.20%
Expected life of options (years)	6.25	6.25
Expected annual dividend per share	$0.00	$0.00

Stock options under the Stock Option Plan typically vest ratably over four years from the date of grant. Options may be granted with different vesting terms from time to time. In the event option holders cease to be employed by the Company or the consultant’s services are terminated, all unvested options are forfeited and all vested options may be exercised for three months from the date of termination or until the expiration of the term of the option, whichever is shorter. The options issued to nonemployees are to be exercisable for not more than ten years after the grant and generally vest over four years.

As of September 30, 2010, the total unrecognized compensation cost related to non-vested stock options was approximately $437,113. This cost is expected to be recognized over a weighted average period of 2.18 years.

Stock option and restricted stock activity under the Stock Option Plan was as follows :

			Options Outstanding
	Shares Available for Grant	Restricted Shares	Number of Options	Option Price Per Share Range	Weighted-Average Exercise Price

Balance at December 31, 2009	1,158,853	1,937,786	40,261,710		$0.06
Options granted	(10,995,917)	–	10,995,917	$0.04
Option Authorized	10,016,907		-
Options exercised	–	–	(30,000)	$0.04
Options forfeited	3,760,867	–	(3,760,867)	$0.05
Restricted stock grant	–	–	–
Balance at September, 2010	3,940,710	1,937,786	47,466,760		$0.05

Expected to vest			46,835,179
Exercisable			27,927,260

The total fair value for options granted during the nine months ended September 30, 2010 was $275,996.

The following table summarizes information about stock options outstanding at September 30, 2010:

		Options Outstanding			Options Exercisable
Range of Exercise Prices		Number Outstanding as of September 30, 2010	Weighted-Average Remaining Contractual Term	Weighted- Average Exercise Price	Number Exercisable as of September 30, 2010	Weighted-Average Exercise Price

$0.04	$0.04	36,859,635	7.83	$0.04	17,744,819	$0.04
0.07	0.07	75,000	0.20	0.07	75,000	0.07
0.10	0.10	10,026,246	5.91	0.10	9,601,562	0.10
0.15	0.15	97,750	1.36	0.15	97,750	0.15
0.20	0.20	385,920	3.49	0.20	385,920	0.20
1.50	1.50	22,209	4.85	1.50	22,209	1.50
0.04	1.50	47,466,760	7.36	$0.05	27,927,260	$0.06

Cash proceeds for options exercised during the nine months ended September 30, 2010 were $1,200.

9. Defined Contribution Plan

The Company has established a defined contribution pension plan (the Plan) covering all eligible employees. Employees are eligible to participate in the Plan following the completion of one year of service, as defined in the Plan document. Employee contributions may not exceed 15% of their compensation for the Plan year and the Company will match contributions at its discretion. The Company also has the discretion to make an annual contribution to the Plan. As of September 30, 2010, no employer contributions were made to the Plan.

10. Subsequent Events

On October 15, 2010 and November 19, 2010 the Company had two draws on its convertible notes amounting to $2,000,000 and $2,000,000, respectively.

On December 1, 2010 the Company closed on a merger agreement and was acquired by Insmed Incorporated. As a result of the acquisition, the 2000 Stock Option Plan was terminated effective December 1, 2010. Additionally, all debt instruments of the Company have been paid as a result of the acquisition and all warrants and convertible preferred stock were converted into Insmed, Incorporated common stock or Series B convertible preferred stock.

The Company evaluated events that occurred subsequent to September 30, 2010 through January 14, 2011, which is the date the financial statements were available to be issued.